Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of August 15, 2005 among V. I. CEMENT & BUILDING PRODUCTS, INC., a Delaware corporation (the “Seller”), DEVCON INTERNATIONAL CORP., a Florida corporation (“Parent”), and HEAVY MATERIALS, LLC, a U.S. Virgin Islands limited liability company (“Purchaser”). Seller, Parent and Purchaser shall be referred to herein collectively as the “Parties” or individually as a “Party”.

BACKGROUND

Seller desires to sell such of its assets and properties constituting its U.S. Virgin Islands ready-mix concrete, aggregates, concrete block and cement materials and supplies business (the “Business”) as more particularly described in this Agreement to Purchaser, and Purchaser desires to acquire such assets and properties constituting the Business subject to the terms and conditions contained in this Agreement.

AGREEMENT

The Parties agree as follows:

1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, at the “Closing” (as provided for in Section 8.1), Seller shall convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, as of the “Closing Date” (as defined in Section 8.1), all of Seller’s right, title and interest in and to those of Seller’s assets, constituting the Business described in Section 1.1 (the “Purchased Assets”).

1.1 Purchased Assets. Purchased Assets shall mean:

1.1.1 All furniture, fixtures, equipment, maintenance parts, supplies, all trucks, other vehicles, rolling stock, and other fixed assets of Seller as described on Schedule 1.1.1 (the “Fixed Assets”).

1.1.2 All inventory of the Business as described on Schedule 1.1.2 (the “Inventory”).

1.1.3 All accounts receivables as described on Schedule 1.1.3 (the “Accounts Receivables”).

1.1.4 All business records, files and papers relating to the Purchased Assets.

1.1.5 The leasehold interests of Seller set forth on Schedule 1.1.5 (the “Leases”) and the detachable leasehold improvements thereto.

1.1.6 The real property set forth on Schedule 1.1.6 (the “Real Property”).

1.1.7 All agreements, contracts, leases (including the Leases), and purchase and sales orders, whether written or oral, express or implied (collectively, “Contracts”);

provided that all the obligations of the Seller under indebtedness due to any bank or finance company (the “Indebtedness”, provided however Indebtedness shall not include the obligations under any Assumed Contract) shall remain the obligation of Seller. Prior to August 31, 2005, Purchaser and Seller shall in good faith agree on all Contracts to be listed on Schedule 1.1.7.

1.1.8 Seller’s permits and licenses related to the Business as described on Schedule 1.1.8 (the Permits”) to the extent transferable.

1.2 Excluded Assets. The following assets of Seller are not purchased or sold under this Agreement (“Excluded Assets”) and are not considered Purchased Assets:

1.2.1 The Purchase Price being paid to Seller.

1.2.2 The rights of Seller under this Agreement.

1.2.3 Seller’s articles of incorporation, corporate seal, minute book, stock book and other corporate records.

1.2.4 The capital stock of Seller.

1.2.5 Cash on hand and cash in banks, and all securities, investments, deposit accounts and other bank and investment accounts.

1.2.6 All inter-company or affiliated loans, payables and accounts receivables.

1.2.7 The original accounting and financial records and the original personnel files of employees.

1.2.8 Any pensions, 401k or other retirement plans of Seller in existence as of the execution of this Agreement.

1.2.9 Such other assets that are not specifically listed on a Schedule identified in Section 1.1.

2. Consideration.

2.1 Purchase Price. The purchase price for the Purchased Assets and Business shall be US$10,650,000 (the “Cash Portion of the Purchase Price”) plus the value of the Accounts Receivable as set forth in Section 2.2 (collectively, the “Purchase Price”). The Cash Portion of the Purchase Price shall be paid by wire transfer in immediately available funds at the Closing.

2.1.1 Upon the execution of this Agreement by all Parties, the Purchaser shall deposit $500,000 to be held in escrow in an interest bearing account (the “Escrow Funds”), which will be held by an escrow agent mutually satisfactory to the Parties pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). Upon the consummation of the transactions contemplated by this Agreement, the escrow agent shall immediately transfer the Escrow Funds to an account identified by Seller, by wire transfer of immediately available funds, which shall be applied as a credit to the Cash Portion of the Purchase Price.

2.1.2 In the event this Agreement is terminated by Purchaser (other than due to a material breach by the Seller or Parent or a force majeure event (as defined in Section 9.14) impairing the Purchaser’s ability to satisfy Purchaser’s conditions to close the transactions contemplated hereunder), the Escrow Funds shall be transferred to the Seller in full satisfaction of any and all damages suffered by Seller and thereafter Seller, Parent and Purchaser shall be released from any further liability under or pursuant to this Agreement.

2.2 Accounts Receivable. Buyer shall purchase all outstanding Accounts Receivable of the Business constituting Purchased Assets. The value of the Accounts Receivable shall be the gross value of the Accounts Receivable maintained on Seller’s books and records as of the Closing Date, net of the allowance for the doubtful accounts as determined by Seller on a consistent basis in accordance with past practice. The price for the Accounts Receivable shall be evidenced by a promissory note in the form attached hereto as Exhibit B (the “Note”) which shall accrue interest at five percent (5%) per annum and have a term of thirty-six (36) months (the “Maturity Date”). During the first twelve (12) months the Note is outstanding the Purchaser shall pay interest only in arrears on a quarterly basis. Beginning as of the second year of the term of the Note, Purchaser shall pay on a quarterly basis, principal in eight (8) equal quarterly installments plus accrued interest on the outstanding principal balance through the Maturity Date. After the Closing, Seller shall provide to the Purchaser reasonable assistance and cooperation to collect any Accounts Receivable (without the requirement to incur third party costs and expenses) provided that such cooperation shall expire six (6) months after the Closing Date. To the extent Seller receives payment on any such Accounts Receivable (regardless when payment is received) it shall promptly remit the full amount collected to the Purchaser in the form received with any necessary endorsement. Purchaser shall assume all collection risk with respect to the Accounts Receivable. Purchaser shall be entitled to collect and retain the full amount of any Accounts Receivable collected regardless of any allowances or discounts for doubtful accounts maintained on the Seller’s books and records with respect to the Accounts Receivable.

2.3 Assumption of Obligations. At the Closing, Purchaser shall assume all obligations and liabilities of Seller under the Contracts arising from and after the Closing Date (collectively, the “Assumed Contracts”). The Purchaser shall also assume all obligation and liability for the payment of all outstanding purchase orders for inventory, materials and supplies in effect as of the Closing Date (the “Assumed Payables”). The Purchaser shall also reimburse that certain payable in the amount of $104,638.00 related to the purchase of that certain 2005 Mack Ready Mix Concrete Truck (Parent Purchase Order Number 012888) (for purposes hereof, the “Concrete Truck Payable”). The Purchaser shall reimburse the Concrete Truck Payable by adding the value thereof to the Note referenced in Section 2.2. For purposes hereof the Assumed Contracts and Assumed Payables shall be collectively referred to as the “Assumed Liabilities”. Other than the Assumed Liabilities, Purchaser shall not assume any other obligations of the Business arising prior to the Closing Date. Purchaser shall cause all Assumed Contracts and Assumed Payables to be paid and performed when due in accordance with the terms of such Assumed Contracts and Assumed Payables.

2.4 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract if an attempted assignment thereof, without the consent of a third Party thereto, would constitute a breach thereof or in any way materially and adversely affect the rights of Purchaser there under. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would materially affect the rights of the Purchaser there under the Seller shall reasonably cooperate with the Purchaser to assist Purchaser to receive the benefits under such Contract (at Purchaser’s cost and expense). Seller and Purchaser shall use their reasonable commercial efforts to cause any required consent to assign any Contract to Purchaser to be received.

2.5 Allocation of the Consideration. The Parties agree that the transactions contemplated by this Agreement shall be treated as a taxable transaction under the Internal Revenue Code of 1986, as amended (the “Code”). The Parties agree that the allocation of the Purchase Price among the Purchased Assets shall be as determined by the Purchaser, but shall be subject to the reasonable approval of the Seller and shall be allocated among such assets in a manner consistent with the requirements set forth in Section 1060 of the Code and the Treasury regulations promulgated there under. The Purchaser shall provide the proposed allocation to the Seller and the Parties shall in good faith mutually agree to the allocation of the Purchase Price on or before August 31, 2005. Such allocation will be binding on the Parties for federal income tax purposes, and will be consistently reflected by each Party on their respective federal income tax returns. The Parties agree to prepare and timely file all applicable Internal Revenue Service forms reflecting such allocation, and to furnish each other with a copy of such forms within thirty (30) days after the same have been filed.

3. Representations and Warranties of Seller. Seller makes the representations and warranties contained in the subsections to this Section to Purchaser intending that Purchaser rely upon each of such representations and warranties in order to induce Purchaser to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive for one (1) year following the Closing Date.

3.1 Organization and Authorization. Seller is validly existing and in good standing in its jurisdiction of incorporation and has full corporate power, authority and legal right to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been or will be prior to the Closing, duly authorized by the respective Board of Directors of Seller and Parent. This Agreement and the agreements and instruments delivered by Seller or Parent pursuant to this Agreement constitute the legal, valid, binding and enforceable obligation of Seller or Parent, respectively. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not violate any provisions of any promissory note, credit agreement or indenture to which the Seller or the Parent is a party or by which its property or assets are affected, or to Seller’s knowledge result in the imposition of any lien, charge or encumbrance of any nature upon any of the Purchased Assets.

3.2 Title to Purchased Assets. Seller has good, valid title to, and has unrestricted power to sell, convey, assign, transfer and deliver to Purchaser the Purchased Assets, subject in the case of the Assumed Contracts to any required third Party consent to transfer such asset.

3.3 Condition of Purchased Assets. All Purchased Assets are being purchased “as is” and “where is”, and other than liens and encumbrances arising by operation of law or pursuant to the terms of any of the Assumed Contracts, to Seller’s knowledge are being transferred to the Purchaser free of all liens and encumbrances of any nature whatsoever.

3.4 Governmental and Other Consents. To Seller’s knowledge all consents, approvals or authorizations of, or designations, declarations or filings with any governmental authority or other person or entity on the part of Seller required in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated by this Agreement, have been acquired, other than third party consents required under the applicable Assumed Contracts.

3.5 Brokerage Commission. Seller has not incurred any liability for brokerage commissions, finders’ fees or similar payments by reason of this Agreement or the transactions contemplated by this Agreement.

3.6 Litigation. Other than as disclosed in the Parent’s filings with the Securities and Exchange and Commission and those proceedings which are now pending, to the Seller’s knowledge, there are no proceedings, complaints, litigation, or judgments pending or threatened against the Seller or the Business or any of the Purchased Assets. Seller is not a party to any bankruptcy proceeding whether voluntary or involuntary.

3.7 Compliance with Law. Seller has conducted the United States (exclusive of the U.S. Virgin Islands) operations of the Business in accordance with all applicable laws, ordinances and rules.

3.8 Seller’s Knowledge. For purposes hereof, Seller’s knowledge shall mean the actual knowledge of the Seller based either on information provided by Parent or written notice from the Seller’s executive management.

4. Representations and Warranties of Purchaser. Purchaser makes the representations and warranties contained in the subsections to this Section to Seller intending that Seller rely upon each of such representations and warranties in order to induce Seller to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive for one (1) year following the Closing Date.

4.1 Organization, Authorization. Purchaser has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been or will be prior to the Closing, duly authorized by the Members of Purchaser. This Agreement and the agreements and instruments delivered by Purchaser pursuant to this Agreement constitute the legal, valid, binding and enforceable obligations of Purchaser.

4.2 Governmental and Other Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity on the part of Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.3 Brokerage Commission. Purchaser has not incurred any liability for brokerage commissions, finder fees or similar payments by reason of this Agreement or the transactions contemplated by this Agreement.

4.4 Purchaser’s Acknowledgement. Purchaser acknowledges that its Members, managers, officers and beneficial owners have had complete access to all books and records of Seller and the Business, and such individuals on behalf of Purchaser are knowledgeable in all respects of the business, operations, financial condition and general administrative affairs of Seller, the Business and the Purchased Assets. Purchaser also acknowledges that one or more of its Members, managers, officers and beneficial owners has, prior to the Closing, had management and operational control of the day-to-day Business and Purchased Assets conducted in the U.S. Virgin Islands. Purchaser agrees to provide Seller with written notice prior to Closing of any information of which Purchaser is aware (including any information of which Purchaser should be aware) that would make any of the Seller’s representations or warranties incomplete or inaccurate.

5. Covenants.

5.1 Purchaser’s Conduct of Business Prior to Closing. From the date of this Agreement to the actual date of the Closing, Purchaser acknowledges that one of its Members, managers, officers and beneficial owners will have management and operational control of the day-to-day Business conducted in the U.S. Virgin Islands, and Purchaser shall cause such individuals, to:

5.1.1 Operate the Business substantially as presently operated and only in the ordinary course consistent with past practice and prudent business management.

5.1.2 Use their best efforts to preserve the Business, to retain the services of the agents and employees of the Business and to preserve the goodwill of the Business and the relationship with all customers, suppliers, creditors and others having relationships with the Business.

5.1.3 Take such action as reasonably necessary to preserve the Business and Purchased Assets.

5.1.4 Maintain in full force and effect all insurance policies as currently in effect.

5.1.5 Maintain the books and records of the Business located in the U.S. Virgin Islands consistent with past practices.

5.1.6 Promptly advise Parent of any material adverse change in the Business or the Purchased Assets.

5.1.7 Not permit, create or assume any mortgage, lien, pledge, charge or encumbrance affecting the Purchased Assets or the Excluded Assets.

5.1.8 Comply with all applicable statutes, regulations, orders, ordinances or other laws.

5.1.9 Not grant any salary or wage increase to any employees or agents employed in the Business, nor enter into or amend or alter any bonus or benefit plan.

5.1.10 Except in the ordinary course of business not sell, transfer or otherwise dispose of the Purchased Assets or the Excluded Assets.

5.1.11 Not amend or terminate any Contract other than in the ordinary course of business or otherwise change the current payment terms or conditions in effect as of the date of this Agreement nor materially modify the payment terms for such customers or suppliers prior to the Closing.

5.1.12 Not make or commit to make any capital expenditure, addition or improvement with respect to the Business or Purchased Assets except with Parent’s consent which shall not be unreasonably withheld.

5.2 Seller’s Conduct of Business Prior to Closing. From the date of this Agreement to the actual date of the Closing, Parent shall cause the Seller to:

5.2.1 Operate the Business substantially as presently operated and only in the ordinary course consistent with past practice and prudent business management.

5.2.2 Use its best efforts to preserve the Business, to retain the services of the agents and employees of the Business and to preserve the goodwill of the Business and the relationship with all customers, suppliers, creditors and others having relationships with the Business.

5.2.3 Take such action as reasonably necessary to preserve the Business and Purchased Assets.

5.2.4 Maintain in full force and effect all insurance policies as currently in effect.

5.2.5 Maintain the books and records of the Business located in the United States consistent with past practices.

5.2.6 Promptly advise Purchaser of any material adverse change in the Business or the Purchased Assets.

5.2.7 Not permit, create or assume any mortgage, lien, pledge, charge or encumbrance affecting the Purchased Assets.

5.2.8 Comply with all applicable statutes, regulations, orders, ordinances or other laws.

5.2.9 Not grant any salary or wage increase to any employees or agents employed in the Business, nor enter into or amend or alter any bonus or benefit plan.

5.2.10 Except in the ordinary course of business not sell, transfer or otherwise dispose of the Purchased Assets.

5.2.11 Not amend or terminate any Contract other than in the ordinary course of business or otherwise change the current payment terms or conditions in effect as of the date of this Agreement nor materially modify the payment terms for such customers or suppliers prior to the Closing.

5.2.12 Not make or commit to make any capital expenditure, addition or improvement with respect to the Business or Purchased Assets other than in the ordinary course of business.

5.3 Access to Business and Books and Records. Prior to the Closing, Purchaser may, through its employees, agents and representatives, make or cause to be made such investigation of the Purchased Assets, Assumed Contracts, Assumed Payables, Assumed Liabilities and Business whether maintained in the U.S. Virgin Islands or the State of Florida as it reasonably requires.

5.4 Consents. Purchaser shall have sole responsibility for obtaining all necessary consents to the assignment of the Assumed Contracts; provided however, that the Seller shall provide any reasonable assistance (without the requirement to incur third party costs and expenses) requested by Purchaser to cause assignment of the Assumed Contracts.

5.5 Employees. Except for the three (3) individuals set forth in Schedule 5.5, Purchaser shall engage as of the Closing Date such employees employed by Seller in the Business, as shall ensure that the provisions of the Virgin Islands Plant Closing Act, Title 24 V.I.C. § 471-478 are not triggered.

5.6 Litigation Support; Access to Books and Records. In the event and for so long as any Party actively is contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Seller or the Business, each of the other Parties shall reasonably cooperate with such Party or its counsel, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or prosecution thereof, all at the sole cost and expense of the contesting or defending Party. The Parties shall also provide each other after the Closing access to any books and records constituting Purchased Assets that either Party reasonably requests to prepare its tax returns or for other business purposes.

5.7 Material and Supply Contract. For three (3) years after the Closing Date, Purchaser agrees to sell to the Seller, Parent and its or their affiliates and its and their successors and assigns, goods, materials and supplies (i.e., ready-mix concrete, aggregates, concrete block and cement materials and supplies) and services of the Purchaser, as requested by

Seller, Parent or its or their affiliates and its and their successors and assigns, at the same prices and rates and on substantially the same terms and conditions as those offered to Purchaser’s best and most significant customers. As used in this Agreement the term “affiliate” means any individual, corporation, partnership, limited liability company, association or other entity that is directly or indirectly controlling, controlled by or under common control with a Party.

5.8 Use of Premises. As of Closing, Purchaser and Seller or Seller’s affiliates or Seller’s successors or assigns, as the case may be, shall enter into a sublease agreement (containing customary provisions for an affiliated sublease) for the exclusive use and occupancy of a mutually agreed portion of the Midway Marine Terminal in Krum Bay, St. Thomas, VI, for a three (3) year term from the Closing Date at no cost to the sublessee; provided that such use and occupancy of the Midway Marine Terminal shall be limited to the maintenance, storage, supply and support of construction equipment. Any assignment or sublease by Seller to a non-affiliate of Seller shall be subject to the prior written consent of Purchaser, provided that such consent shall not be unreasonably withheld. In addition, following the Closing Date, Seller shall have the right to use the P.O. Boxes transferred to Purchaser as part of the Purchased Assets for as long as Seller requires the use of such P.O. Boxes. To the extent the Parties have dual access to such P.O. Boxes, the Parties agree to institute such procedures to insure that neither Party takes possession of any mail or property maintained in the P.O. Boxes that belongs to the other Party.

5.9 Trading in Parent Common Stock. Until five days after the Closing Date, neither the Purchaser nor any of its Members, managers, officers, employees, agents or beneficial owners or any of their affiliates will directly or indirectly purchase or sell (including short sales) any shares of the Parent’s capital stock or sell, transfer, pledge, dispose of or otherwise part with any interest in or with respect to or in any other manner reduce their investment risk with respect to any shares of the Parent’s capital stock.

5.10 Restrictive Covenant. In order to assure that the Purchaser will realize the benefits of the transactions contemplated hereby, the Seller and the Parent agree that, except as an employee of or consultant to the Purchaser or its affiliates or otherwise permitted pursuant to this Agreement after the Closing Date, it will not for a period of five (5) years from the Closing Date within the U.S. Virgin Islands, directly or indirectly own or operate any business in competition with the Business, provided, however, that, the beneficial ownership of less than ten percent (10%) of the shares of stock of any entity having a class of equity securities actively traded on a securities exchange or over-the-counter market shall not be deemed to violate the prohibitions of this Section 5.10.

The Seller and Parent agree and acknowledge that the restrictions contained in this Section 5.10 are reasonable in scope and duration. If any provision of this Section 5.10 is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable. The Parties agree that any breach of this Section 5.10 will cause irreparable damage to the Purchaser and upon breach of any such provision the Purchaser shall be entitled to injunctive relief, specific performance or other equitable relief; and any other remedies which the Purchaser may have including the right to seek monetary damages.

6. Indemnification.

6.1 Indemnification by the Seller. The Seller and Parent shall indemnify, defend and hold Purchaser and its successors and assigns harmless against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with defending against any such loss, claim, damage or liability or action in respect thereof (hereafter collectively referred to as “Damages”) occasioned by, arising out of or resulting from (i) any breach or default of any representation or warranty by, or covenant of Seller or Parent contained in this Agreement or in any certificate, instrument or agreement furnished pursuant to this Agreement; (ii) any liability for any of the Excluded Assets; and (iii) pending litigation or any claims related to the operation of the Business conducted prior to the Closing Date provided the claims relate to the operation of the Business consistent with ordinary course prudent business practices that do not involve actions taken or omitted by those Members, managers, officers and beneficial owners of the Purchaser responsible for the operation of the Business prior to the Closing Date which could constitute gross negligence, willful misconduct, breach of fiduciary duty or fraud).

6.2 Indemnification by the Purchaser. Purchaser shall indemnify, defend and hold the Parent, Seller and its and their successors and assigns harmless against any Damages occasioned by, arising out of or resulting from (i) any breach or default of a representation or warranty by, or covenant of Purchaser contained in this Agreement or in any certificate, instrument or agreement furnished pursuant to the Agreement, including, but not limited to, Purchaser’s failure to pay, perform and discharge the Assumed Liabilities or pay and perform the obligations under the Note, and (ii) the operation of the Business and Purchased Assets from and after the Closing Date. In addition, Purchaser agrees to defend, indemnify and hold Seller and Parent and their affiliates and subsidiaries, and their respective directors, officers, employees, successors and assignees, harmless from and against any Damages in connection with any third party claim resulting from any of Purchaser’s Members, managers, officers, employees or beneficial owner’s management of the Business prior to the Closing Date which involves actions taken or omitted which could constitute gross negligence, willful misconduct, breach of fiduciary duty or fraud.

6.3 Survival. The indemnification obligations of the Parties shall remain in effect for one (1) year from the Closing Date, provided however, the Purchaser’s indemnification obligations under the Note and the payment and performance of the Assumed Liabilities shall survive until all obligations under the Note and Assumed Liabilities have been paid and satisfied in full.

7. Conditions.

7.1 Conditions to Performance by Purchaser. Unless each of the following conditions are satisfied or waived in writing by Purchaser, Purchaser shall not be obligated to purchase the Purchased Assets, assume the obligations of Seller under the Assumed Liabilities or otherwise effect the transactions contemplated by this Agreement:

7.1.1 The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as at the date of this

Agreement and as at the actual date of the Closing (as if each were made at such time) subject to any transactions or changes which have occurred in the ordinary course of the Business after the date of this Agreement or have taken place after the date of this Agreement which are expressly permitted by this Agreement.

7.1.2 Seller shall have complied in all material respects with all of the covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Date.

7.1.3 At the time fixed for Closing Date there is no pending or threatened claim, action, litigation or proceeding, either judicial or administrative for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or its consummation is improper.

7.1.4 Purchaser shall have completed its due diligence review of the Business and Purchased Assets to the extent desired by Purchaser. If Purchaser is not satisfied with its due diligence review prior to August 31, 2005, Purchaser may terminate this Agreement, without liability or obligation to Seller, by delivery of written notice to Seller on or prior to August 31, 2005 and the Escrow Funds shall be returned to Purchaser. After August 31, 2005, Purchaser’s due diligence termination right is of no further force and effect and the Escrow Funds will be subject to the provisions of Section 2.1.1.

7.2 Conditions to Performance by Seller. Unless each of the following conditions are satisfied or waived in writing by Seller, Seller shall not be obligated to sell the Purchased Assets or otherwise be obligated to effect the transactions contemplated by this Agreement:

7.2.1 The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as at the date of this Agreement and as at the actual date of the Closing (as if each were made at such time) subject to any transactions or changes which have accrued in the ordinary course of the Business after the date of this Agreement or have taken place after the date of this Agreement which are expressly permitted by this Agreement.

7.2.2 Purchaser shall have complied in all material respects with all of the covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Date.

7.2.3 The Board of Directors of the Parent and Seller shall have authorized the consummation of the transactions contemplated by this Agreement.

7.2.4 At the time fixed for Closing Date there is no pending or threatened claim, action, litigation or proceeding, either judicial or administrative for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or its consummation is improper.

8. The Closing.

8.1 Date and Place. The Closing of the sale of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities shall be held at the offices of Dudley, Topper and Feuerzeig, LLP on September 30, 2005 (the “Closing Date”). Risk of loss with respect to all Purchased Assets shall remain with Seller until the Closing Date. If all conditions set forth in Sections 8.2 and 8.3 are not satisfied by October 15, 2005 (other than as a result of a force majeure event, as defined herein), Purchaser, if the failure is as to a condition set forth in Section 8.2, or Seller, if the failure is as to a condition set forth in Section 8.3, shall have the right, but not the obligation, to terminate this Agreement.

8.2 Obligations of Seller and the Parent. At the Closing, Seller and/or Parent, as the case may be, shall:

8.2.1 Deliver to Purchaser the bills of sale, assignments, such deeds as are reasonably required to transfer the Real Property, a Letter of No Withholding from the Virgin Islands Bureau of Internal Revenue or agreement to transfer to the Escrow Agent an amount equal to 10% of the net profit from the sale of the Real Property to be held in escrow to satisfy any tax liability Seller has to the Virgin Islands Bureau of Internal Revenue, condominium or home owners association payment statements, and other documents reasonably required to transfer the Seller’s interest in the Purchased Assets to Purchaser. To the extent that any of the Purchased Assets are encumbered by mortgages or other liens of the Seller’s or Parent’s lenders, the Seller and Parent shall cause, at its expense, the mortgages or other liens on such Purchased Assets to be released.

8.2.2 Deliver to Purchaser a certificate dated as of the date of the Closing (a) stating that the conditions set forth in Sections 7.1.1 and 7.1.2 have been satisfied, and (b) setting forth the determination of the price for the Accounts Receivable as of the Closing Date.

8.2.3 Provide Purchaser with copies of all resolutions adopted by Seller’s Board of Directors to evidence Seller’s authority to execute and deliver this Agreement and all other documents contemplated by this Agreement and to consummate the transactions contemplated by this Agreement.

8.3 Obligations of Purchaser. At the Closing, Purchaser shall:

8.3.1 Pay to Seller the Cash Portion of the Purchase Price (inclusive of the Escrow Funds) by wire transfer in immediately available funds.

8.3.2 Deliver to Seller a certificate dated as of the date of the Closing stating that the conditions set forth in Sections 7.2.1 and 7.2.2 have been satisfied.

8.3.3 Execute and deliver the Note.

8.3.4 Execute and deliver to Seller one or more instruments pursuant to which Purchaser assumes the Assumed Contracts and Assumed Payables.

8.3.5 Purchaser shall provide Seller with copies of all resolutions adopted by Purchaser’s Members to evidence Purchaser’s authority to execute and deliver this Agreement and all other documents contemplated by this Agreement and to consummate the transactions contemplated by this Agreement.

8.4 Further Assurances. Each Party shall cause to be prepared, executed and delivered at the Closing all other appropriate and customary documents as the other Party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement to be consummated at the Closing. After the Closing, each Party shall execute and deliver such additional and/or confirmatory documents, without further consideration, as the other Party or its counsel shall reasonably request to further effectuate or confirm the transactions and transfers contemplated by this Agreement. Upon reasonable request by Purchaser Seller will provide reasonably requested post-Closing assistance, without incurring any third party costs and expenses, to procure any necessary third party consents for the assignment of any applicable Assumed Contract.

9. Miscellaneous.

9.1 Confidentiality. Neither the Purchaser nor Seller shall disclose to the public or to any third party the existence of this Agreement or the proposed transaction described herein other than with the express prior written consent of the other Parties, except to the extent that such information is, or become publicly available, or is required to be disclosed to any third Party in furtherance of the consummation of the proposed transaction (including to obtain consent to the assignment of the Assumed Contracts or to obtain any necessary governmental license or permit) or is required to be disclosed by law. Notwithstanding the foregoing, Parent shall be entitled to disclose this Agreement and the transactions contemplated hereby to comply with the rules or regulations of the U.S. Securities and Exchange Commission and the rules, regulations or requirements of any exchange on which the Parent’s securities are listed.

9.2 Notice. Any notice shall be conclusively deemed to have been received by a Party and be effective on the date on which delivered to such Party at the address set forth below (or such other address as such Party shall specify to the other Party in writing).

If to Seller or Parent:

Devcon International Corp.

1350 E. Newport Center Drive, Suite 201

Deerfield Beach, FL 33442

Attn: President

with a copy to:

Akerman Senterfitt & Edison, P.A.

One Southeast Third Avenue

Suite 2800

Miami, Florida 33131

Attn: Stephen Roddenberry, Esq.

and a copy to:

Stryker, Duensing, Casner & Dollison

Upper Level Drake’s Passage

P.O. Box 6785

St. Thomas, U.S. Virgin Islands 00804

Attn: A. James Casner, III, Esq.

If to Purchaser

Heavy Materials, LLC

P.O. Box 7368

St. Thomas, VI 00801

Attn: President

with a copy to:

Dudley, Topper and Feuerzeig LLP

1000 Frederiksberg Gade St. Thomas, VI 00802

Attn: George H.T. Dudley, Esq.

9.3 Entire Agreement. This Agreement, the documents which are Schedules and Exhibits to this Agreement and any other contemporaneous Agreements entered into by the Parties contain the sole and entire agreement among the Parties with respect to their subject matter and supersedes any and all other prior written or oral agreements among them with respect to such subject matter including that certain letter of intent dated August 2, 2005.

9.4 Amendment. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by all the Parties to this Agreement.

9.5 Binding Effect. This Agreement shall be binding upon the Parties and their respective, successors and assigns.

9.6 Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

9.7 Severability. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.

9.8 Absence of Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to (a) confer upon any entity or person other than the Parties to this Agreement and their authorized successors and assigns any rights or remedies under or by reason of this Agreement as a third party beneficiary or otherwise; or (b) authorize anyone not a Party to this Agreement to maintain an action or institute a proceeding pursuant to or based upon this Agreement.

9.9 Business Day. If any time period set forth in this Agreement expires on other than a business day in the U.S. Virgin Islands; i.e. upon a Saturday, Sunday or legal or bank holiday, such period shall be extended to and through the next succeeding business day in the U.S. Virgin Islands.

9.10 Assignment. This Agreement may not be assigned by any Party without the written consent of all other Parties.

9.11 Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, Parent shall be entitled to disclose this Agreement and the transactions contemplated hereby to comply with the rules or regulations of the U.S. Securities and Exchange Commission and the rules, regulations or requirements of any exchange on which the Parent’s securities are listed.

9.12 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Territory of the U.S. Virgin Islands, without giving effect to its conflict of laws and choice of laws provisions. Each of the Parties submits to the exclusive jurisdiction of any federal or state court sitting in Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. In the event that attorneys’ fees or other costs are incurred to secure performance of any obligation, or to establish damages for the breach of any obligation, agreement or covenant, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.

9.13 Expenses and Prorations. Each Party hereto shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other agreements and documents contemplated hereunder and the consummation of the transactions contemplated herein; provided, however, (a) Purchaser shall be responsible for and pay any recording fees and excise taxes arising or incurred in connection with the transfer of the Purchased Assets; and Purchaser and Seller shall equally share to the extent permitted by law any documentary tax and other taxes imposed on the transfer of the Purchased Assets including the real estate, (b) Purchaser shall be responsible for and pay any title commitment or examination charges and any closing, escrow or other fees charged by any title insurance company issuing such title commitment and the premiums for any title insurance policy, and all endorsements thereto, and (c) Purchaser shall pay for any real estate surveys and environmental site assessments for the Purchased Assets.. All real and personal property taxes, common area charges, special assessments and similar items assessed by any applicable governmental authority, lessor or homeowners or condominium association, if any, due and payable with respect to the Purchased Assets shall be prorated as of the date of Closing Date on the basis of the most recent available tax bill, and all such taxes, assessments and similar items covering periods on or prior to the Closing Date shall be paid by Seller and all such taxes, assessments and similar items covering periods after the Closing Date shall be paid by Purchaser.

Any deposits or prepaid expenses which can be assigned to Purchaser will be so assigned and Purchaser will pay Seller the full amount thereof, subject to claims by the particular utility or lessor for damages and other costs, expenses and charges accrued or resulting from actions occurring prior to the Closing. Appropriate cash payments for the prorations by Seller or Purchaser as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations required by this Section. The obligations imposed by this Section shall survive until all prorations are finally determined to be acceptable to the Parties.

9.14 Force Majeure. The inability of any Party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused solely by hurricane or earthquake, which shall have been timely communicated to the other Party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delays(s); provided that such Party shall continue to perform to the extent feasible in view of such event, but in no event shall such event cause this Agreement to remain in effect later than October 31, 2005.

9.15 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT.

9.16 Counterparts. This Agreement may be executed and delivered in two or more counterparts and by facsimile, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have through their duly authorized representatives executed this Agreement as of the day and year first above written.

V.I. CEMENT & BUILDING PRODUCTS, INC., a Delaware corporation

By:	/s/ Ron G. Lakey
Name:	Ron G. Lakey
Title:	Vice President

DEVCON INTERNATIONAL CORP., a Florida corporation

By:	/s/ Ron G. Lakey
Ron G. Lakey, Vice President

HEAVY MATERIALS, LLC, a U.S. Virgin Islands limited liability company

By:	/s/ Thomas B. Brunt, IV
Thomas B. Brunt, IV, Vice-President

Exhibit A

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is made this 15th day of August, 2005, by and among HEAVY MATERIALS, LLC, a U.S. Virgin Islands limited liability company (“Buyer”), V.I. CEMENT & BUILDING PRODUCTS, INC., a Delaware corporation (the “Seller”), DEVCON INTERNATIONAL CORP., a Florida corporation (“Parent”) and ALLIANCE TITLE AND TRUST, LLC (“Escrow Agent”).

Buyer, Seller and Parent have executed an Asset Purchase Agreement dated August 15, 2005 (the “Agreement”) for the purchase by Buyer of certain assets and properties constituting Seller’s U.S. Virgin Islands ready-mix concrete, aggregates, concrete block and cement materials and supplies business as more particularly described in the Agreement of which this Escrow Agreement is a part. Capitalized terms used herein and not defined herein shall have the meaning as defined in the Agreement.

Buyer and Seller and Parent hereby appoint ALLIANCE TITLE AND TRUST, LLC_as Escrow Agent, and the Escrow Agent hereby accepts the appointment on the terms and conditions of this Escrow Agreement. Escrow Agent may act by any one or more of its partners.

Buyer and Seller and Parent desire that Escrow Agent hold and disburse the deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”) paid by Buyer consistent with the terms of the Agreement and the provisions of this Escrow Agreement.

Now, therefore, it is agreed:

1.	Escrow Agent agrees to hold the Deposit received by it as an independent escrow agent, and not as agent or attorney for Seller, Buyer or Parent.

2.	The Deposit received by Escrow Agent shall be held in an interest-bearing account (the “Escrow Account”).

3.	Escrow Agent shall release the Deposit and interest thereon which shall be credited and applied toward the Purchase Price owed by Purchaser due at Closing under and pursuant to the following conditions:

(a)	Upon receipt by Escrow Agent of written direction from either Buyer or Seller instructing Escrow Agent to pay said Deposit and interest to the other party to the Agreement, Escrow Agent shall release the Deposit and interest to such other party;

(b)	Upon Closing, Escrow Agent shall release the Deposit and interest to the Seller in immediately available funds by wire transfer to an account designated by Seller and the Deposit and interest shall be credited and applied to the Purchase Price due at Closing by Purchaser; or

(c)	As Escrow Agent may be directed by an order of a court of competent jurisdiction.

4.	The duties of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement and are purely ministerial in nature. If there is any dispute between the parties hereto as to whether or not the Escrow Agent is obligated to disburse or release the funds held under and pursuant to this Escrow Agreement, the Escrow Agent shall not be obligated to make such disbursement or delivery, but in such event shall hold the funds until receipt by the Escrow Agreement of a joint written instruction signed by Buyer, Seller and Parent directing how the Deposit and interest shall be paid, or in the absence of such authorization, the Escrow Agent may hold the funds until directed by an order of a court of competent jurisdiction. The Escrow Agent shall be reimbursed for all costs and expenses incurred by it in connection with any action or proceeding involving the Deposit, including reasonable attorney’s fees and disbursements by the parties hereto. Upon delivery of the funds to the party as provided herein, the Escrow Agent shall have no further liability hereunder. If threatened with litigation, the Escrow Agent is hereby authorized by the undersigned to interplead all interested parties in any court of competent jurisdiction and to deposit the escrow funds with the clerk of the court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Escrow Agreement, other than for its actions that constitute gross negligence or willful misconduct.

5.	The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The parties hereto each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in performance of Escrow Agent’s obligations and duties hereunder. The Escrow Agent shall be entitled to rely on any instrument or signature believed by Escrow Agent to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given.

6.	The undersigned hereby jointly and severally indemnify the Escrow Agent for and hold it harmless against, any loss, liability, or expense incurred without negligence or bad faith, on the part of the Escrow Agent arising out of or in connection with the acceptance of, or the performance of his duties under this Escrow Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising under this Escrow Agreement. Notwithstanding the foregoing Buyer shall pay all of Escrow Agent’s costs, fees and expenses to administer this Escrow Agreement; provided however, if the escrow funds are subject to any court action then, the non-prevailing party in such court action will reimburse all of the Escrow Agent’s reasonable fees, costs and expenses incurred as a result of such court proceeding.

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7.	Any notices due under the terms of this Escrow Agreement shall be sent to Buyer, Seller or Parent in accordance with the notice provisions of the Agreement. Notices to the Escrow Agent shall be delivered in the same manner as provided in the Agreement and addressed as follows:

ALLIANCE TITLE AND TRUST, LLC

Corporate Place, 5600 Royal Dane Mall

St. Thomas, VI 00802-6410

Attention: Leigh F. Goldman, Esq.

8.	This Escrow Agreement shall be governed by the laws of the Territory of the U.S. Virgin Islands.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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Executed as a sealed instrument the day and year first above written.

BUYER:	SELLER:

HEAVY MATERIALS, LLC	VIRGIN ISLANDS CEMENT & BUILDING PRODUCTS, INC.

By:	By:
Thomas B. Brunt, IV, Vice President

Date:	Date:

PARENT:

DEVCON INTERNATIONAL CORP.

By:
Steve Ruzika, President and CEO
Date:

Escrow Agent agrees to the terms and conditions stated hereinabove and acknowledges receipt of the Deposit referenced herein as of the date of execution of this Escrow Agreement.

ESCROW AGENT:

By:
Date:

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